Exhibit 8.1

List of Significant Subsidiaries and VIE* of the Registrant

as of December 31, 2023

Significant Subsidiaries	Place of Incorporation
Luckin Coffee Investment Inc.	British Virgin Islands
Luckin Coffee International Holdings Inc.	British Virgin Islands
Luckin Coffee (SGP) PTE. LTD	Singapore
Luckin Coffee (Hong Kong) Limited	Hong Kong
Luckin Coffee Trading (Hong Kong) Limited	Hong Kong
Luckin Coffee Roasting (Hong Kong) Limited	Hong Kong
Luckin Coffee Roastery (Hong Kong) Limited	Hong Kong
Beijing Luckin Coffee Co., Ltd.	PRC
Luckin Investment (Tianjin) Co., Ltd.	PRC
Luckin Coffee Group Co., Ltd.	PRC
Luckin Coffee Roasting (Pingnan) Co., Ltd.	PRC
Luckin Coffee Food (Jiangsu) Co., Ltd.	PRC

Variable Interest Entity*	Place of Incorporation
Beijing Luckin Coffee Technology Ltd.	PRC

* In March 2024, the contractual arrangements entered by and among Beijing Luckin Coffee Co., Ltd., Beijing Luckin Coffee Technology Ltd. (the “Former VIE”) and shareholders of the Former VIE were terminated. As a result of such termination, the financial results of the Former VIE will no longer be consolidated into the registrant’s consolidated financial statements for accounting purpose since the date of termination.